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                                                                   EXHIBIT 10.10


                                 LOAN AGREEMENT

         This LOAN AGREEMENT (as amended from time to time, this "Agreement"), dated as of December 18, 2000 (the "Effective Date"), is entered into by and among THE PLASTIC SURGERY COMPANY, a Georgia corporation (the "Borrower"), and PACIFIC MEZZANINE FUND, L.P., a California limited partnership ("PMF") (together with any subsequent Lender pursuant to Section 1.2(e) hereof, each a "Lender" and collectively, the "Lenders").

                                   ARTICLE I.

                         DEFINITIONS AND RELATED MATTERS

         Section 1.1 Definitions. The following terms with initial capital letters have the following meanings:

         "Affiliate" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. The term "control" means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or other equity interests, by contract or otherwise, and the terms "controls", "controlled" and "common control" have correlative meanings. Notwithstanding the foregoing provisions of this definition, in no event shall the Lenders or any of their Affiliates be deemed to be Affiliates of Borrower.

         "Agreement" is defined in the Preamble.

         "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority.

         "Bankruptcy Code" means Title II of the United States Code (11 U.S.C.
Section 101 et seq.), as amended from time to time, or any successor statute.

         "Base Rate" means, at any time, a rate of interest equal to fourteen percent (14%) per annum calculated as specified in Section 2.2.

         "Benefit Arrangements" shall have the meaning specified in Section
4.13.

         "Best Knowledge" shall mean to the personal knowledge of any officer of Borrower.

         "Borrower" is defined in the Preamble and includes its successors and permitted assigns.

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         "Borrower's Certificate" means the certificate, executed by Borrower, in substantially the form of Exhibit D.

         "Business Day" any day that is not a Saturday, Sunday or other day on which banks in San Francisco, California are authorized or obligated to close.

         "Capital Expenditure" means, for any period, (i) the aggregate consolidated capital expenditures (whether paid in cash or accrued as liabilities) of Borrower for such period, as the same are required to be set forth, in accordance with GAAP, in the consolidated statement of cash flows of Borrower for such period and (ii) capitalized lease obligations of Borrower, on a consolidated basis, incurred during such period.

         "Closing" shall mean the time at which Lender makes the Loan.

         "Closing Date" means December __, 2000 or such later date on which all conditions set forth in Section 3.1 shall have been satisfied or waived in writing.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" means the collateral under, and as defined in, the Collateral Documents.

         "Collateral Documents" means the Security Agreements, the Pledge and Security Agreements, the Copyright Security Agreement, the Patent and Trademark Security Agreement, the Intercreditor Agreement, the Deposit Notice and all financing statements and other documents or instruments executed or delivered from time to time in connection therewith or otherwise to secure the Obligations, in each case as from time to time amended.

         "Commitment" means the obligation of the Lenders to make the Loan under this Agreement, on the terms and conditions set forth herein.

         "Common Stock" means the common stock, no par value, of Borrower.

         "Contingent Obligation" means, as to any Person, any obligation, direct or indirect, contingent or otherwise, of such Person with respect to any Indebtedness or other obligation of another Person, including any direct or indirect guarantee of such Indebtedness or obligation, to maintain the net worth, solvency or financial condition of the other Person, or otherwise to assume or hold harmless the holders of Indebtedness or any other obligation of another Person against loss in respect thereof.

         "Copyright Security Agreement" means the agreement, executed by Borrower in substantially the form attached hereto as Exhibit E.

         "Contractual Obligation" means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement, or other document or instrument to which that Person is a party or


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by which it or any of its assets or properties is bound or to which it or any of its assets or properties is subject.

         "Current Assets" means, at any particular time, all items which would, in conformity with GAAP, be classified as current assets on a balance sheet of Borrower, as at such time.

         "Current Liabilities" means, at any particular time, all items which would, in conformity with GAAP, be classified as current liabilities (including deferred taxes payable and other deferred liabilities) on a balance sheet of Borrower, as at such time, with the exception of (i) deferred revenues and (ii) the FCCS Loan.

         "Debt Service Coverage Ratio" means, with respect to any period, the ratio of (a) Borrower's net income after taxes for such period excluding Borrower's pre-tax extraordinary gains or losses, plus depreciation and amortization deducted in determining net income for such period, minus Capital Expenditures for such period, to (b) current maturities of long term Indebtedness and capitalized leases paid or scheduled to be paid during such period.

         "Default" means any condition or event that, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

         "Distribution" means (i) distributions or dividends on or in respect of the capital stock of Borrower (except distributions solely in additional shares of such stock) and (ii) the repurchase, purchase, redemption or acquisition of capital stock of Borrower or of the warrants or rights or other options to purchase such stock except for the purchase of the Warrants as provided herein.

         "Dollars" and "$" mean the lawful money of the United States.

         "EBITDA" means Borrower's earnings determined in accordance with GAAP before interest, taxes, depreciation and amortization.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Employee Benefit Plans" shall have the meaning specified in Section 4.13.

         "Event of Default" is defined in Section 7.1.

         "Existing Liens" means such Liens which are described on Schedule 1.1.

         "FCCS" is defined in Section 2.1(c) hereof.

         "FCCS Assets" is defined within the definition of FCCS Loan in this
Section 1.1.

         "FCCS Loan" means a series of secured promissory notes issued by Borrower as of December ___, 2000, for the benefit of Steve Refkin, Sherman Clay and Beverly Refkin, in the aggregate principal amount of $4,100,000, as secured by a first priority security interest


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in all of the assets of FCCS and in all of the issued and outstanding capital stock of FCCS, consisting as of the date hereof of one hundred (100) shares of Common Stock (the "Shares" and together with the assets of FCCS, the "FCCS Assets").

         "FCCS Indebtedness" means the FCCS Loan.

         "FCCS Shareholders" is defined in Section 2.1(c) hereof.

         "Fees and Expenses" is defined in Section 2.4.

         "Financial Statements" shall have the meaning specified in Section 4.3.

         "Founders" shall mean the makers of those certain promissory notes (the "Founders' Notes") for the benefit of Borrower as of the dates and in such principal amounts as set forth on Exhibit K attached hereto;

         "Founders' Notes" is defined in the definition of Founders set forth in this Section 1.1.

         "Fundamental Event" means with respect to Borrower the occurrence of any one or more of the following:

                  (i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Borrower, on a consolidated basis, in one transaction or a series of related transactions;

                  (ii) the filing with the SEC of any tender or exchange offer by any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) to acquire, directly or indirectly, voting stock of Borrower, or the acquisition of voting stock of the Borrower by way of a tender or exchange offer in a transaction that is exempt from registration;

                  (iii) any transaction, transfer, exchange, or any other event pursuant to which Lenders and Founders immediately thereafter own less than fifty percent (50%) of the outstanding shares of capital stock of the Borrower; and

                  (iv) the occurrence of a merger, sale, joint venture or other transaction which, in the reasonable opinion of PMF adversely affects a material portion of Borrower's assets or business lines or Borrower's ability to generate revenue or earnings.

         "Funding Date" means the date on which the Lenders make the Loan.

         "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.


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         "Governmental Approval" means an authorization, consent, approval, permit, license, registration or filing with, any Governmental Authority.

         "Governmental Authority" means any nation, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, com-mission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator of competent jurisdiction.

         "Indebtedness" means, with respect to any Person, without duplication:
(i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business that are not overdue by more than ninety (90) days or that are being contested in good faith; (iv) all obligations constituting capitalized lease obligations under GAAP; (v) all obligations or liabilities of others secured by a Lien on any asset owned by such Person, whether or not such obligation or liability is assumed; (vi) all obligations of such Person, contingent or other-wise, in respect of any letters of credit, bankers acceptances or similar instruments, and (vii) all Contingent Obligations.

         "Indemnities" is defined in Section 8.2(a).

         "Intercreditor Agreement" means that certain Intercreditor Agreement dated as of the Effective Date by and among the Lenders and acknowledged by the Borrower.

         "Interest Coverage Ratio" means, with respect to any period, the ratio of (a) Borrower's net income after taxes for such period (excluding pre-tax extraordinary gains or losses), plus interest, depreciation and amortization deducted in determining net income for such period, and minus Capital Expenditures for such period, to (b) interest expense on Indebtedness deducted in determining net income for such period.

         "Investment" means, as applied to any Person, (i) any direct or indirect acquisition by that Person of securities or partnership interests of any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, advance or capital contribution by that Person to any other Person.

         "Investment Unit Pricing Agreement" means that certain Investment Unit Pricing Agreement dated as of the Effective Date among Borrower and Lender.

         "Investor's Rights Agreement" means that certain Investor's Rights Agreement dated as of the Effective Date among Borrower and the Lenders.

         "Lender" is defined in the Preamble and includes its successors and assigns.


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         "Lien" means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof).

         "Loan" shall mean the Loan made by the Lenders pursuant to this Agreement as defined in Section 2.1(a).

         "Loan Account" is defined in Section 2.5(a).

         "Loan Documents" means, collectively, this Agreement, the Notes, the Collateral Documents, the Warrants, the Investment Unit Pricing Agreement, the Investors' Rights Agreement and any other instrument or other writing executed or delivered by Borrower in connection herewith, and all amendments, appendices, exhibits and schedules to any of the foregoing.

         "Mandatory Prepayment" shall mean a prepayment of the Loan pursuant to
Section 2.3(b).

         "Margin Regulations" means Regulation G, T, U and X of the Board of Governors of the Federal Reserve System, and any successor regulations thereto, as in effect from time to time.

         "Margin Stock" means "margin stock" as defined in the Margin
Regulations.

         "Material Adverse Effect" or "Material Adverse Change" means a material adverse effect on or a material adverse change in as the case may be, the business, assets, income, financial condition or prospects of Borrower, on a consolidated basis.

         "Maturity Date" means the later of (a) November 30, 2005, or (b) the fifth anniversary of the Closing Date.

         "Multiemployer Plan" means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

         "Net Cash Proceeds" means: (i) in the case of a sale of assets or similar transaction, the cash (or the fair value of any other consideration received by Borrower in respect of such transaction), net of reasonable out-of-pocket expenses, and (ii) in the case of any issuance of equity Securities, the cash (or the fair value of any other consideration received by Borrower for such securities), net of reasonable costs of issuance.

         "Notes" means the certain promissory notes in substantially the form of Exhibit A of even date herewith executed and issued by Borrower to the Lenders as such notes may from time to time be amended in a writing signed by Borrower.

         "Obligations" means all present and future obligations and liabilities of Borrower of every type and description arising under or in connection with this Agreement or any other


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Loan Document due or to become due to Lender or any Person entitled to indemnification under any of the Loan Documents, or any of their respective successors or assigns, including all liability of Borrower for payment of principal, interest, fees, expense reimbursements and indemnifications, whether voluntary or involuntary, due or not due, absolute or contingent, secured or unsecured, liquidated or unliquidated, determined or undetermined, and direct or indirect.

         "Patent and Trademark Security Agreement" means the agreement, executed by Borrower in substantially the form attached hereto as Exhibit F.

         "Payment Date" means the last Business Day of each of Borrower's fiscal quarters commencing with the fiscal quarter ended December 31, 2001, and thereafter the last Business Day of each subsequent fiscal quarter and the Maturity Date.

         "Permitted Liens" means, collectively, the Liens permitted under
Section 6.1.

         "Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or any other entity or organization, including a Governmental Authority or other government or any agency or political subdivision thereof.

         "Pledge and Security Agreements" mean the agreements, executed by Borrower, covering the stock of each of Borrower's Subsidiaries, if any, in substantially the form attached hereto as Exhibit G.

         "PMF's Office" means the office of PMF identified as such on the signature pages hereto, or such other office as PMF may hereafter designate by written notice to Borrower.

         "Post-Default Rate" means: (i) in the event of failure to pay monetary sums when due, five percent (5%) per annum above the Base Rate; and (ii) in the event of Events of Default not involving a failure to pay monetary sums, two and one-half percent (2 1/2%) per annum above the Base Rate.

         "Prepayment Premium" means an amount equal to a certain percentage of the outstanding principal balance of the Loan at the time of any partial or complete prepayment of the Loan. Such percentage shall be five percent (5%) during the first twelve month period following the Closing Date and shall be reduced by one percent (1%) for each subsequent twelve month period.

         "Pricing Date" means the Business Day next preceding the Closing Date.

         "Proprietary Rights" shall mean any and all patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary information, source codes and other proprietary rights and processes.

         "SBA" means the United States Small Business Administration.


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         "Security Agreements" means the Security Agreements between Borrower and the Lenders and between Lender and Subsidiaries, if any, in substantially the form attached hereto as Exhibit B, as they may from time to time be amended in writing (individually, the "Security Agreement").

         "Securities Act" means the Securities Act of 1933, as amended.

         "Sellers' Notes" mean promissory notes (i) evidencing any future indebtedness of the Borrower which is incurred in connection with the acquisition of plastic surgery or related practices and (ii) which are issued to any or all of the respective sellers of such practices in partial or complete payment of the purchase price therefor.

         "Shareholder" means each holder of equity securities of Borrower and "Shareholders" means all such holders of equity securities.

         "Stock Purchase Agreement" is defined in Section 2.1(c) hereof.

         "Subsidiary" shall mean any corporation, partnership or limited liability company of which Borrower owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or membership interests (as the case may be) or any partnership, joint venture or other entity or organization in which Borrower owns or controls, directly or indirectly, more than a fifty percent (50%) equity interest.

         "Tangible Net Worth" shall mean, with respect to any date of determination, Borrower's net worth as determined in accordance with GAAP minus
(i) intangible assets as determined in accordance with GAAP (including, without limitation, patents, customer lists, franchise agreements, licenses, goodwill, non-competition agreements, subscription lists, organizational expenses, prepaid insurance and deposits), (ii) the net undepreciated portion of leasehold improvements constituting tangible property, (iii) trade receivables converted to notes, (iv) monies due from officers and directors, (v) direct or indirect loans to shareholders and Affiliates, (vi) security deposits, prepaid costs and expenses, (vii) all contributions to equity in any form other than from Borrower's net profit after taxes after the date hereof, and (viii) "other assets" and "other current assets" under Borrower's financial statements pursuant to GAAP.

         "Taxes" means any present and future income and other taxes, charges, fees, duties, imposts, withholdings and other assessments, together with any interest and penalties, additions to tax and other additional amounts, imposed by any Governmental Authority upon any Person.

         "Warrants" means the Warrants to acquire Common Stock executed and issued in appropriate form by Borrower to the Lenders, as it may from time to time be amended in a writing signed by Borrower.


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         Section 1.2 Related Matters.

                  (a) Construction. Unless the context of this Agreement clearly requires otherwise, references herein to the plural include the singular, the singular includes the plural, the part includes the whole, the word "including" is not limiting and all pronouns shall be deemed to cover all genders. The words "hereof" "herein," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, subsection, Exhibit, preamble, recital and Schedule references are to this Agreement unless otherwise specified. References in this Agreement to any agreement, other document or law "as amended" or "as amended from time to time" shall include any amendments, supplements, waivers, refinancings, renewals or other modifications.

                  (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance and consistent with GAAP.

                  (c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California.

                  (d) Severability of Provisions. Any provision of this Agreement that is illegal, invalid or unenforceable for any reason in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the legality, validity or enforceability of such provision in any other jurisdiction.

                  (e) Additional Lenders. The parties acknowledge and agree that additional parties may lend funds (the "Additional Lenders Funds") to Borrower under the same terms as PMF hereunder with the written consent of PMF and Borrower. Such Additional Lenders Funds, if any, shall comprise a portion of the Loan and PMF's Commitment to make the Loan under this Agreement shall be correspondingly reduced in the amount of any Additional Lenders Funds. Such additional lenders shall execute this Agreement together with an Intercreditor Agreement (and such additional documents as PMF may reasonably require) in form and content satisfactory to PMF prior to making such loan.


                                  ARTICLE II.

                          THE LOAN, NOTES AND WARRANTS


         Section 2.1 Loan.

                  (a) The Loan.

                           (i) Lenders' Commitment. The Lenders agree, upon the
terms and subject to the conditions set forth in this Agreement, to make to Borrower,


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upon satisfaction of the conditions precedent set forth in Article III, a loan in the aggregate original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000). The amount of the Loan funded by PMF shall be One Million Five Hundred Thousand Dollars ($1,500,000).

                           (ii) Prepayment. Borrower may prepay the Loan at any
time, in whole or (subject to this subsection 2.1(a)(ii)) in part; provided, that Borrower shall give the holder(s) of the Note(s) to be prepaid thirty (30) days' written notice of its intention to prepay one or more Notes, which notice shall set forth the date on which such prepayment shall be made and the amount of the prepayment. Borrower shall make no prepayment on the Notes in an aggregate amount less than $100,000. Any prepayment on the Notes must be made pro-rata among the holders thereof. In addition, at the time of any partial or complete prepayment of principal, Borrower shall pay (a) the Prepayment Premium and (b) all unpaid Fees and Expenses and accrued interest on the principal amount being prepaid.

                           (iii) Fundamental Event. The Loan shall immediately
become due and payable at the sole option of the Lenders, or any of them, upon the occurrence of a Fundamental Event.

                  (b) Funding of Loan. Not later than 11:30 am. (San Francisco time) on the Closing Date and subject to and upon fulfillment of the applicable conditions set forth in Article III as determined by the Lenders, the Lenders shall arrange for a wire transfer in the amount of the Loan to the account designated by Borrower pursuant to the wire instructions set forth in the Notice of Borrowing.

                  (c) Use of Proceeds. One Million Dollars ($1,000,000) in cash from the proceeds of the Loan shall be applied toward the purchase of all of the issued and outstanding capital stock of the Florida Center for Cosmetic Surgery, Inc., a Florida corporation ("FCCS"), pursuant to that certain Stock Purchase Agreement ("Stock Purchase Agreement"), dated as of November 15, 2000, by and among Beverly Refkin, Paul Refkin, Steven Refkin and Sherman Clay (collectively, the "FCCS Shareholders"), Borrower and FCCS. The balance of the proceeds of the Loan shall be used for transaction expenses, working capital and general corporate purposes. No part of the proceeds of the Loan shall be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose or for any other purpose that violates the Margin Regulations.

                  (d) FCCS Loan. Upon any refinancing of the FCCS Loan, the Notes shall be secured by a first priority security interest in the FCCS Assets which shall rank pari passu with any other security interest in such FCCS Assets securing the payment of refinanced amounts.

                  (e) Verification of Use of Proceeds. Within thirty (30) days after the Closing Date, Borrower shall submit to the Lenders a written statement in


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accordance with SBA Regulations and otherwise in form and substance acceptable to each Lender, verifying that the proceeds of the Loan have been utilized by Borrower as contemplated in Section 2.1(c).

         Section 2.2 Interest.

                  (a) Rate.

                           (i) Subject to Section 2.2 (a)(ii) hereof, the Loan
shall bear, and Borrower agrees to pay, interest on the outstanding principal balance thereof until due (whether at maturity, by reason of prepayment or acceleration or otherwise) at an interest rate equal to the Base Rate.

                           (ii) From and after the occurrence of an Event of
Default, for as long as such Event of Default shall be continuing, without notice or demand, the outstanding principal balance of the Loan (and overdue interest thereon, if any), shall bear interest at a rate per annum equal to the applicable Post-Default Rate. In addition, all amounts from time to time payable under the Collateral Documents and not paid when due shall bear interest at the Post-Default Rate which is applicable to payment defaults until paid.

                  (b) Payment. Interest accrued on the Loan shall be payable (x) monthly in arrears by automatic bank draft, such monthly payments to commence on the last Business Day of the first full calendar month next succeeding the Closing Date and (y) when such Loan shall become due (whether at maturity, by reason of prepayment, demand, acceleration or otherwise), but only to the extent then-accrued on the amount then so due; provided that interest accrued at the Post-Default Rate shall be payable on written demand.

                  (c) Computations. Interest on the Loan (or other amount due under the Loan Documents) shall accrue from day-to-day from and including the Closing Date to and excluding the date of any principal repayment (or payment) thereon. Interest on the Loan shall be computed on the basis of a three hundred sixty (360) day year and a thirty (30) day month and shall be paid for the actual number of days elapsed.

                  (d) Maximum Lawful Rate of Interest. The rate of interest payable on the Loan (or other amount) shall in no event exceed the maximum rate permissible under Applicable Law. If the rate of interest payable on the Loan (or other amount) is ever reduced as a result of this subsection and at any time thereafter the maximum rate permitted by Applicable Law shall exceed the rate of interest provided for in this Agreement, then the rate provided for in this Agreement shall be increased to the maximum rate provided by Applicable Law for such period as is required so that the total amount of interest received by Lender is that which would have been received by Lender but for the operation of the first sentence of this subsection.


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         Section 2.3 Principal.

                  (a) Scheduled Principal Payment Dates. Principal payments on the Loan are due and payable in equal installments on each of the Payment Dates.

                  (b) Mandatory Prepayments. Upon written request by Lender, upon the occurrence of a Fundamental Event, Borrower shall immediately prepay the Loan without Prepayment Premium, if any, as set forth in Section 2.1(a)(ii) hereof.

         Section 2.4 Fees and Expenses.

                  (a) In addition to principal and interest with respect to the Loan, Borrower agrees: (i) to pay PMF on the Closing Date a processing fee (the "Processing Fee") in an amount equal to two and one half percent (2.5%) of the Loan amount, which shall be considered as earned in full at Closing; (ii) on the Closing Date, to reimburse PMF for (or pay to PMF's counsel directly) the reasonable fees and expenses of such counsel in connection with the drafting and negotiation of this Agreement and the other Loan Documents (including a reasonable estimate of post-closing fees and expenses of such counsel), to the extent that such expenses exceed the $20,000 documentation expense deposit ("Documentation Expense Deposit") paid by Borrower to PMF's counsel in connection with the initiation of the documentation of this Agreement and the Loan Documents; (iii) to reimburse the Lenders for (or pay to Lenders' counsel directly) the reasonable fees and expenses of such counsel in connection with the ongoing administration of the Loan and the Warrants, whether or not a Default or Event of Default is continuing; (iv) to reimburse PMF for its reasonable travel and other out-of-pocket expenses (not including legal fees) incurred in connection with PMF's due diligence and negotiation of the Loan Documents to the extent that such expenses exceed the Thirty Thousand Dollars ($30,000) expense deposit (the "Expense Deposit") paid to PMF in connection with acceptance of the preliminary term sheet with respect to the Loan; and (v) to reimburse the Lenders for their reasonable out-of-pocket costs incurred in administering the Loan and their ownership of the Warrants, including, without limitation, the out-of-pocket costs incurred in attending meetings of the Board of Directors of Borrower. To the extent that they are not paid on the Closing Date, the fees and expenses described in this Section 2.4 (collectively, "Fees and Expenses") shall be payable within thirty (30) days after invoice by PMF or other Lender, as the case may be and, if not paid within such period, shall bear interest at the Post-Default Rate. PMF acknowledges that any portion of the Expense Deposit which is not utilized to reimburse PMF for its out-of-pocket expenses described in Section 2.4(a)(iv) above will be applied towards PMF's or other Lender's expenses as described in Sections 2.4(a)(iii) and 2.4(a)(v) above.

         Section 2.5 Administration.

                  (a) Loan Account. Each of the Lenders shall maintain in their records a loan account for such Lender's portion of the Loan hereunder (each, a "Loan Account") in which shall be recorded (i) the original principal amount of the Loan,

(ii) all increases in the principal amount of the Loan, due to deferred interest payments; (iii) all other appropriate debits and credits as and when due in accordance with this Agreement, including all Fees and Expenses; and (iv) all payments made by Borrower on the Loan and the Obligations. All entries in the Loan Account shall be made in accordance with the customary accounting practices of such Lender as in effect from time to time. All payments hereunder shall be applied: First to such Lender's Fees and Expenses; Second to accrued and unpaid interest; and Third, to principal payments then due and owing; provided that upon written notice to Borrower, the Lenders may jointly apply such payments against the Obligations in any other manner which the Lenders deem proper and in compliance with the terms hereof.

                  (b) Statements. The Lenders may (but shall not be obligated to) deliver to Borrower each month a written statement setting forth the balance of the Loan Account. Each such statement shall be subject to subsequent review by Borrower but, absent manifest error, shall be presumed to be correct and shall be binding upon Borrower. Until such written statements are delivered to Borrower as provided herein, the balance in the Loan Account shall be rebuttable, presumptive evidence of the amounts due and owing such Lender by Borrower with respect to the Loan and other Obligations covered thereby.

                  (c) Reinstatement. To the extent Borrower makes a payment to a Lender, or a Lender receives any payment or proceeds of Collateral for Borrower's benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, other law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or the part thereof intended to be satisfied thereby shall be revived and continue in full force and effect, together with all collateral security therefor, as if such Payment or proceeds had not been received by such Lender.

         Section 2.6 Manner of Payment.

                  (a) Borrower shall make each payment hereunder or under the other Loan Documents to the Lenders in Dollars and in immediately available funds without any deduction whatsoever.

                  (b) If any principal of or any interest on the Loan or any other amount payable hereunder or under the other Loan Documents falls due on a date that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and interest on such principal, interest or other amount shall be payable in respect of such extension on such next succeeding Business Day.

                  (c) All payments of principal and interest on the Notes shall be made pro rata to all Note holders.

         Section 2.7 The Note; Register.

                  (a) The Notes will be a fully-registered note on the books of Borrower and will be issued only in fully-registered form.

                  (b) Borrower will cause to be kept at its principal office a register for the registration and transfer of the Notes. The name and address of each holder of a Note (or Notes), the transfer thereof and the names and addresses of any transferee of a Note (or Notes), or any interest therein, shall be recorded in such register. Until a transfer of a Note is duly registered on the books of Borrower, Borrower may treat the registered holder thereof as the owner for all purposes.

                  (c) Upon surrender for exchange or registration of transfer of a Note at the office of Borrower designated for notices in accordance with
Section 8.4 hereof, Borrower shall execute and deliver, at its expense, one or more new Notes of any authorized denomination requested by Lender (or any subsequent holder of any Note) in writing, each dated the date to which interest has been paid on the Note so surrendered, and registered in the name of such Person as shall be designated in writing by such holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such surrendered Note. All transfers of Notes must comply with all applicable state and federal securities laws.

                  (d) Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity bond by the holder thereof Borrower shall, without charge, make and deliver a new Note of like amount in lieu of such lost, stolen or destroyed Note. Notwithstanding the foregoing, if any such lost, stolen or destroyed Note is owned by a Lender, then the affidavit of a duly authorized representative of such Lender setting forth the fact of loss, theft or destruction and its ownership of the Note at the time of loss, theft or destruction shall be accepted as satisfactory evidence thereof, together with an indemnification agreement in form and content reasonably satisfactory to such Lender, and no indemnity bond shall be required as a condition to the execution and delivery of the substitute Note.

         Section 2.8 The Warrants.

                  (a) Issuance, Purchase and Sale of Warrants. Concurrently with the sale and issuance of the Notes, and subject to the terms and conditions of this Agreement, at the Closing, Borrower will sell and issue to the Lenders warrants to purchase shares of Common Stock of Borrower in substantially the form of Exhibit C hereto (each, a "Warrant," and collectively, the "Warrants") for an aggregate purchase price of One Hundred Dollars ($100). Each $3.7022959 of principal of Notes sold hereby shall be accompanied by a detachable Warrant to purchase one share of Common Stock of Borrower (the "Warrant Shares").

                  (b) Exercise of the Warrants. At the discretion of the Warrant holder, each Warrant may be exercised into shares of Common Stock at an exercise price equal to the lesser of (x) Two Dollars and Fifty Cents ($2.50) per share or (y) a price per share equal to one hundred twenty percent (120%) of the average closing sales price of one share of Borrower's Common Stock as reported on The American Stock Exchange for each of the five (5) consecutive trading days ending one day prior to the Pricing Date. Warrant Holders may elect to cancel any outstanding debt and/or accrued interest, including the Notes, as payment of the exercise price of the Warrant. Warrant Holders may also exchange other securities of Borrower held at the market price thereof in payment of the exercise price of Warrants. The Warrants shall expire on the earlier of (i) six years from the date of repayment of the Notes issued together with such Warrant(s) or (ii) 10 years from the date of original issuance thereof. The Warrants shall be detachable from the Notes and may be exercised, transferred or sold independently of the Notes (subject to applicable law).

         Section 2.9 Representations and Warranties of the Lenders.

                  (a) Minority Shareholder. Each of the undersigned Lenders understand that upon conversion of the Notes or exercise of the Warrants, such Lender may be a minority shareholder of Borrower, and as such, Lender may have very limited rights to manage or to control the business of Borrower.

                  (b) Due Execution. This Agreement has been duly executed and delivered by the undersigned Lender, and, upon execution and delivery by Borrower, will be valid and legally enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors' rights, and except as limited by application of legal principles affecting the availability of equitable remedies.

                  (c) Legends. Each of the undersigned understands that the Warrants will bear restrictive legends as deemed necessary by Borrower or its counsel with regard to the matters set forth in this Agreement or otherwise as necessary or appropriate.

                  (d) Compliance with Securities Laws. Each Lender hereby represents, warrants and covenants that (1) the Notes and Warrants and any shares of stock purchased upon exercise of the Warrants shall be acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof; (2) the Lender has had such opportunity as such Lender has deemed adequate to obtain from representatives of Borrower such information as is necessary to permit the Lender to evaluate the merits and risks of its investment in Borrower; (3) the Lender is able to bear the economic risk of holding the Notes, Warrants and such shares as may be acquired pursuant to exercise of the Warrants for an indefinite period; and (4) the Lender understands that the Notes, Warrants, and shares of stock acquired pursuant to exercise of the Warrants will not be registered under the Securities Act unless and until the Lenders' rights under the Investors' Rights Agreement are exercised in accordance with the terms thereof, and until such registration is effected, such securities will be "restricted securities" within the meaning of Rule 144 under the 1933 Act and that the exemption from registration under Rule 144 will not be available for at least one year from the date of purchase of the Notes and Warrants or conversion of the Notes or exercise of the Warrants, as the case may be, and even then will not be available unless a public market then exists for the stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with.

                  (e) Further Notification. Each of the undersigned agrees to notify Borrower in writing immediately if any of the statements made herein become untrue.


                                  ARTICLE III.

                               CONDITIONS TO LOAN

         Section 3.1 Conditions Precedent to the Closing. The obligation of the Lenders to make the Loan shall be subject to satisfaction of all of the following conditions precedent in a manner reasonably acceptable to Lender (in its discretion):

                  (a) Closing Date. The Closing Date shall have occurred on or before December __, 2000.

                  (b) Certain Loan Documents. Lender shall have received the following:

                           (i) This Agreement, executed by Borrower, together
with all required Schedules and Exhibits hereto;

                           (ii) The Notes, executed by Borrower;

                           (iii) The Security Agreements, executed by Borrower
and Borrower's Subsidiaries, covering the Collateral;

                           (iv) Copyright Security Agreement, in substantially
the form attached hereto as Exhibit E, executed by Borrower, covering certain copyrighted and copyrightable material of Borrower;

                           (v) Patent and Trademark Security Agreement, in
substantially the form attached hereto as Exhibit F, executed by Borrower, covering certain patent and trademarks of Borrower and the rights and privileges associated therewith;

                           (vi) Pledge and Security Agreements, in substantially
the form attached hereto as Exhibit G, executed by Borrower, covering all of the capital stock of each such Subsidiary;

                           (vii) Guaranty and Suretyship Agreements, in
substantially the form attached hereto as Exhibit I, executed by each of Borrower's Subsidiaries, guaranteeing, for the benefit of Lenders, the Borrower's Obligations hereunder and other Indebtedness to Lenders;

                           (viii) A Borrower's Certificate, dated the Closing
Date and (A) certifying authorization of Borrower for the execution, delivery and performance of this Agreement and the other Loan Documents, (B) identifying the officers of Borrower having authority to execute and deliver this Agreement and the other Loan Documents, (C) certifying the Amended and Restated Bylaws of Borrower, as amended to the Closing Date, (D) certifying the resolutions of Borrower's Board of Directors approving and adopting the Loan Agreement and the Loan Documents, and (E) representing and warranting that no Default or Event of Default has occurred and is continuing and that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects;

                           (ix) Guarantor Certificates for each of Borrower's
Subsidiaries (A) certifying authorization of such Subsidiary for the execution, delivery and performance of the Guaranty and Suretyship Agreement and Security Agreement executed by such Subsidiary in connection with the execution of this Agreement and the other Loan Documents , (B) identifying the officers of such Subsidiary having authority to execute and deliver such agreements, (C) certifying the Amended and Restated Bylaws of such Subsidiary, as amended to the Closing Date, (D) certifying the resolutions of such Subsidiary's Board of Directors approving and adopting such agreements, and (E) representing and warranting that no Default or Event of Default has occurred and is continuing under such agreements and that the representations and warranties contained therein are true and correct in all material respects;

                           (x) A file-stamped copy of the Amended and Restated
Articles of Incorporation of Borrower, duly filed with the Georgia Secretary of State;

                           (xi) A file-stamped copy of the Certificate of
Incorporation of FCCS, as amended, duly filed with the Florida Secretary of State;

                           (xii) A file-stamped copy of the Amended and Restated
Articles of Incorporation of TPSC of North Carolina, Inc., duly filed with the Delaware Secretary of State

                           (xiii) A Certificate of "good standing" (1) with
respect to Borrower from the States of California, Colorado, Connecticut, Florida, Georgia, Hawaii, Kansas, Maine, Maryland, North Carolina, Ohio, Oklahoma, Oregon,

Pennsylvania, Texas, Washington and New York; (2) with respect for FCCS from the state of Florida; and (3) with respect to TPSC of North Carolina, Inc., from the states the Delaware and North Carolina;

                           (xiv) The Warrants duly executed by Borrower;

                           (xv) The Investors' Rights Agreement, duly executed
by the parties thereto;


                           (xvi) The Investment Unit Pricing Agreement, duly
executed by the parties thereto;

                           (xvii) Small Business Administration Forms 480, 652
and 1031 from Borrower;

                           (xviii) A certificate of Borrower to the effect that
Borrower is aware that PMF is a federal licensee under the Small Business Investment Act of 1958, as amended;

                           (xix) Financing statements, (1) naming Borrower as
"debtor" for the States of California, Colorado, Connecticut, Florida, Georgia, Hawaii, Maine, Maryland, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, and Texas (2) naming FCCS as "debtor" in the state of Florida and (3) naming The Plastic Surgery Company of North Carolina as "debtor" in the states of North Carolina and Delaware, all such financing statements in form and substance reasonably satisfactory to Lenders;

                           (xx) Subordination Agreements, executed by each of
the FCCS Shareholders, in substantially the form attached hereto as Exhibit H, pursuant to which that certain series of promissory notes issued by Borrower as of December ____, 2000, for the benefit of the FCCS Shareholders other than notes issued in connection with the FCCS loan, in the aggregate amount of $1,000,000, is subordinated to the rights of Lenders under this Agreement, the Notes and the Collateral Documents;.

                  (c) Fees and Expenses. Borrower shall have paid PMF's Processing Fee and the reasonable fees and disbursements of counsel for PMF incurred in connection with the drafting and negotiation of the Loan Documents.

                  (d) Financial Statements and Projections. The Lenders shall have received the Financial Statements described in Section 4.3, an opening balance sheet (prepared in accordance with GAAP) showing the pro forma financial condition of Borrower after giving effect to the Loan, the payment of transactional expenses, and financial projections demonstrating management's good faith "most likely case" financial performance for the next twelve (12) months and the next two (2) years.

                  (e) Solvency Balance Sheet. The Lenders shall have received a solvency balance sheet demonstrating (based on the fair market value of Borrower's assets) that after giving effect to the Loan and the payment of transactional expenses, Borrower will be a solvent entity.

                  (f) Representations and Warranties. The representations and warranties of Borrower or the Shareholders, as the case may be, contained in this Agreement, the Collateral Documents and the Warrants, shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

                  (g) Performance. Borrower shall have performed and complied with all agreements, obligations and conditions contained in this Agreement, the Security Agreement, the Warrants and the Loan Documents that are required to be performed or complied with by them on or before the Closing Date.

                  (h) No Other Required Approvals. No Governmental Approval or consent or approval necessary to avoid default under any material Contractual Obligations of Borrower shall be required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents, except for Governmental Approvals and contractual consents that have been obtained and filings necessary to perfect liens in favor of the Lenders.

                  (i) Opinion of Counsel. The Lenders shall have received from Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel for Borrower, an opinion, dated as of the Closing Date, in form and substance satisfactory to Lender, addressing the matters set forth in Exhibit J.

                  (j) Stock Purchase Agreement. Borrower and FCCS Shareholders shall have or will in connection with the closing of the Loan Agreement consummate those transactions contemplated by the Stock Purchase Agreement in accordance with the terms set forth therein.

                  (k) Absence of Material Adverse Change. There shall not have occurred any interruption or change in the continued operation of the business of Borrower in the ordinary course, which in the reasonable judgment of PMF is material, or any event or condition of any character which might, in the reasonable judgment of PMF, result in a Material Adverse Change.

                  (l) Absence of Litigation Events. There shall not have been issued any injunction, order or decree that prohibits or limits any of the transactions contemplated by any of the Loan Documents and there shall not be any action, suit, proceeding or investigation pending or, to the Best Knowledge of Borrower, currently threatened against Borrower or any of the Lenders which
(i) questions the validity of this Agreement or any other Loan Document or the right of Borrower or any of the Lenders to enter into this Agreement or any other Loan Document or to consummate the transactions contemplated hereby or thereby, (ii) might result, either individually or in the aggregate, in any Material Adverse Change, or (iii) might result in any change in the current equity ownership of Borrower.

                  (m) Searches of UCC and Other Records. Borrower shall have provided the Lenders (at least five (5) Business Days prior to the Closing
Date), with original Official searches of Uniform Commercial Code filings (1) in the States of California, Colorado, Connecticut, Florida, Georgia, Hawaii, Kansas, Maine, Maryland (and in the County of Baltimore located therein), North Carolina (and in the County of Wake located therein), Ohio (and in the County of Hamilton located therein), Oklahoma, Oregon, Pennsylvania (and in the County of Lancaster located therein), Texas, Washington and New York as to liens of record naming Borrower as "debtor", (2) in the State of Florida as to liens of record naming FCCS as "debtor", and (3) in the States of North Carolina and Delaware as to liens of record naming The Plastic Surgery Company of North Carolina as "debtor".

                  (n) Litigation Searches. Borrower shall have provided the Lenders (at least five (5) Business Days before the Closing Date) with a search report (by an independent company acceptable to Lender) as to litigation in Federal or state courts (1) in the States of California, Colorado, Connecticut, Florida, Georgia, Hawaii, Kansas, Maine, Maryland, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Texas, Washington and New York, naming Borrower as defendant, (2) in the State of Florida naming FCCS as defendant and (3) in the States of North Carolina and Delaware naming The Plastic Surgery Company of North Carolina as defendant.

                  (o) Sources and Uses Certificate. The Lenders shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Borrower, setting forth in reasonable detail the sources and uses of funds in the transactions contemplated herein and in the other Loan Documents.

                  (p) Communication with Accountants. The Lenders shall have received a copy of a letter from Borrower addressed to its independent certified public accountants authorizing such accountants to disclose to representatives of the Lenders, and each of them, (but not to its assigns) any and all financial information concerning Borrower as the Lenders may from time to time reasonably request in order to determine Borrower's compliance with any of the financial covenants set forth in Article V.

                  (q) No Default. No Default or Event of Default shall have occurred and be continuing or result from the Loan.

                  (r) [omitted]

                  (s) [omitted]

                  (t) General. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed or recorded in form and substance reasonably satisfactory to the Lenders and the Lenders shall have received all such counterpart originals or certified copies thereof as the Lenders may have reasonably requested.

         Section 3.2 Post Closing Obligations. In addition to the other duties and obligations of Borrower set forth herein, Borrower shall perform the following:

                  (a) Brokers' Fees. Borrower shall not pay any brokers' fees relating to the transactions contemplated hereby other than broker's fees to GVC Financial Services, L.L.C., without the written consent of PMF (which shall not be unreasonably withheld, delayed or conditioned).

                  (b) Board Representation; Board Observation Rights. In the event that PMF exercises its right pursuant to Section 1.2 of the Investors' Rights Agreement to designate a member of the board of directors of Borrower and upon PMF's delivery of proper notice thereunder, the Borrower shall at the annual meeting of its shareholders next succeeding such notice, and at each subsequent meeting of the shareholders until the termination of Section 1.2 of the Investors' Rights Agreement, nominate and recommend for election PMF's nominee to Borrower's board of directors. Lenders shall (until termination of Section 1.1 of the Investor Rights Agreement) have the right to attend all meetings and committee meetings of Borrower's board of directors. Lender's out-of-pocket expenses with respect to the attendance of such meetings shall be reimbursed by the Borrower in accordance with Borrower's normal policies. The obligations of Borrower under this Section 3.2(b) shall survive termination of this Agreement and discharge of Borrower's other obligations hereunder; provided, however, that Borrower's obligations under this Section 3.2(b) are at all times subject to termination in accordance with the terms and conditions of the Investors' Rights Agreement.

                  (c) Insurance. Borrower shall maintain general liability and business interruption insurance adequate for a business of its size and type during all time in which the Loan remains outstanding. In addition, Borrower shall maintain Directors' and Officers' Insurance adequate for a business of its size and type for all periods during which any Investor (as such term is defined in the Investors' Rights Agreement) has a right to nominate a member of the board of directors pursuant to the Investors' Rights Agreement.


                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to and for the benefit of the Lenders (subject in the case of each subsection of this Article IV below to (i) exceptions set forth in that part of a Disclosure Schedule prepared by Borrower that corresponds to such subsection and (ii) other exceptions set forth in the Disclosure Schedule whose applicability to such subsection is reasonably apparent from the context in which such exceptions appear) as follows:

         Section 4.1 Organization, Powers and Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Georgia, and having its principal place of business in, the State of California, and has all requisite corporate power and authority and the legal right to own and operate its properties and to carry on its business as heretofore conducted and as proposed to be conducted. Borrower is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect. Borrower has all requisite power and authority to enter into this Agreement and the other Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

         Section 4.2 Authorization, Binding Effect No Conflict, Etc.

                  (a) All corporate action on the part of Borrower, its directors and shareholders, necessary for the authorization, execution and delivery of this Agreement, the Notes, the Warrants, and the other Loan Documents, the performance of all of their obligations hereunder and thereunder and the authorization, issuance (or reservation for issuance) and delivery of the Notes, the Warrants and the Common Stock issuable upon the exercise of the Warrants has been taken or will be taken on or prior to the Closing Date. Each of the Loan Documents has been (or on the Closing Date will be) duly executed and delivered by Borrower. Each Loan Document is a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its respective terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or other similar laws or by equitable principles relating to or limiting the rights of creditors generally.

                  (b) The execution, delivery and performance by Borrower of each of the Loan Documents, and the consummation of the transactions contemplated thereby (including the issuance of the Notes, the Warrants and the Common Stock issuable upon exercise of the Warrants), do not and cannot (i) conflict with any provision of Borrower's Articles of Incorporation or Bylaws,
(ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or require the approval or consent of any Person pursuant to, any Contractual Obligation of Borrower (except as disclosed in Part 4.2 of the Disclosure Schedule which consents have been obtained and are in full force and effect), or violate any provision of Applicable Law binding on Borrower, or (iii) result in the creation or imposition of any Lien upon any asset of such Person, except for Liens in favor of the Lenders.

                  (c) Except for filings and recordings in connection with the perfection of Liens created by the Collateral Documents, which in each case have been accurately completed and executed and delivered by Borrower, no

Governmental Approval is or will be required in connection with the execution, delivery and performance by Borrower of any Loan Document to which it is party or the transactions contemplated thereby or to ensure the legality, validity or enforceability thereof.

         Section 4.3 Financial Information Relating to Borrower. Borrower has delivered to the Lenders the audited financial statements (balance sheet, statement of operations and statement of cash flows) of Borrower at and for the year ended December 31, 1999, audited by Arthur Andersen, and the unaudited financial statements (balance sheet and statement of operations) of Borrower as of and for the ten (10) month period ended October 31, 2000 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects, subject to the absence of footnotes, the absence of a statement of cash flows and normal year-end adjustments in the case of the October 31,2000 financial statements, and have been prepared in all material respects in accordance with GAAP. Without limiting the foregoing, the Financial Statements accurately set out and describe the financial condition and operating results of Borrower as of the dates, and for the periods, indicated therein.

         Section 4.4 Litigation. Except as disclosed in Part 4.4 of the Disclosure Schedule, there are no actions, suits or proceedings pending or, to the Best Knowledge of Borrower, threatened against or affecting Borrower, or its assets or properties before any Governmental Authority (i) that, if adversely determined, could have a Material Adverse Effect, (ii) that in any manner draw into question the validity or the enforceability of this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, or (iii) that might result in any change in the current equity ownership of Borrower, nor to Borrower's Best Knowledge is there any basis for any matter described in the foregoing Sections 4.4(i), (ii) or (iii). Part 4.4 of the Disclosure Schedule includes, as of the Closing Date, any actions pending or threatened (or any basis therefor known to Borrower) involving the prior employment of any of Borrower's employees, their use in connection with the businesses of Borrower of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. On the Closing Date, except as set forth in Part 4.4 of the Disclosure Schedule, Borrower is not a party or subject to the provisions of any order (except as imposed by laws of general application), writ, injunction, judgment or decree (except as imposed by laws of general application) of any court, Governmental Authority or government agency or instrumentality, except as set forth in Part
4.4 of the Disclosure Schedule, on the Closing Date there is no action, suit, proceeding or investigation by Borrower currently pending or which Borrower intends to initiate (as plaintiff), which, if adversely determined, would be material to Borrower or its business or prospects.

         Section 4.5 Disclosure. Borrower has fully provided PMF with all of the information which the PMF has requested for deciding whether to enter into the transactions contemplated by the Loan Documents. The information in any document, certificate or written statement furnished to PMF by or on behalf of Borrower with respect to the business, assets, results of operation, financial condition or prospects of Borrower for use in connection with the transactions contemplated by this Agreement and the other Loan Documents is, when considered as a whole, true and correct and does not omit to state any material fact required to be stated therein to make the furnished information not misleading. To Borrower's Best Knowledge, there is no fact (other than matters of a general economic nature) that has materially and adversely affected or could reasonably be expected to have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements.

         Section 4.6 Shareholders. Part 4.6 of the Disclosure Schedule hereto sets forth a complete and accurate list of each: (i) Warrant holder with number of shares of Common Stock the Warrant is convertible into, exercise price, and expiration date; (ii) all authorized classes of Preferred Stock (if any), the number of issued and outstanding shares of Preferred Stock and the number of shares of Common Stock such Preferred is convertible into; and (iii) the total number of Common Stock issued and outstanding. Part 4.6 of the Disclosure Schedule sets forth an aggregate number of outstanding options and the number of shares of Common Stock such options represent.

         Section 4.7 Subsidiaries. Except as set forth in Part 4.7 of the Disclosure Schedule, Borrower does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership or other business entity. Each of Borrower's subsidiaries, if any, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and operates. Each of such subsidiaries has all requisite power and authority and the legal right to own its property and carry on its business as heretofore conducted and as proposed. Each of such subsidiaries is qualified to transact business and is in good standing in each jurisdiction in which failure to do so would have a Material Adverse Effect.

         Section 4.8 Valid Issuance. The outstanding shares of the Common Stock have been duly authorized, issued and delivered and are validly outstanding, fully paid and nonassessable. The Warrants, when issued, sold and delivered on the Closing Date, will be duly and validly issued, fully paid and nonassessable. The Common Stock issuable upon exercise of the Warrants has been duly and validly reserved for issuance, and, upon issuance in accordance with the applicable exercise terms thereof will be duly and validly issued, fully paid and nonassessable. Borrower represents and warrants that the issuance and sale of the Notes and the Warrants and the Common Stock issuable upon conversion of the Warrants are exempt from the registration requirements of Section 5 of the Securities Act by reason of the exemption from registration set forth in Section 4(2) of the Securities Act. The parties acknowledge that Borrower's warranty provided in the preceding sentence is based upon the Lenders' representations and warranties set forth in Section 2.10 hereof.

         Section 4.9 Patents, Trademarks and Copyrights. Except as set forth in
Part 4.9 of the Disclosure Schedule hereto, Borrower has no patents, trademarks and registered copyrights material to Borrower's business as now conducted and as proposed to be conducted. Borrower has not received any written communications alleging that Borrower has violated or, by conducting its business as proposed, could violate any of the patents, trademarks and copyrights of any other Person. To Borrower's Best Knowledge, none of Borrower's employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree (except as imposed by laws of general application) or order (except as imposed by laws of general application) of any court, Governmental Authority or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Borrower or that would conflict with its business as proposed to be and as currently conducted. To the best knowledge of Borrower, there is no material violation by any Person of any right of Borrower with respect to any patents, trademarks and copyrights owned or used by it.

         Section 4.10 Compliance with Laws and Agreements. Except as set forth in Part 4.10 of the Disclosure Schedule hereto, Borrower is not in violation or default of any provisions of any Contractual Obligations to which it is a party or by which it is bound or of any provision of any Applicable Law, which violation or default could have a Material Adverse Effect.

         Section 4.11 Contractual Obligations and Recent Action. Except as set forth on Part 4.11 of the Disclosure Schedule hereto, as of the Closing Date, there will be no Contractual Obligations to which Borrower is a party or by which it is bound which involve (i) obligations of, or payments by the Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000), (ii) the license of any of its Proprietary Rights, (iii) material obligations to any of Borrower's officers, directors or Affiliates or (iv) any other agreement material to the business, operations, or prospects of Borrower. Since October 31, 2000, and prior to the Closing Date, Borrower has not (i) declared, authorized, paid or made any Distribution upon or with respect to any class or series of its capital stock, (ii) incurred any Indebtedness for money borrowed or incurred any other liabilities individually in excess of One Hundred Thousand Dollars ($100,000) or in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, other than the Obligations under this Agreement and the other Loan Documents,
(iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, (iv) made any amendments or other modifications to any Contractual Obligations which have or could have a Material Adverse Effect, or
(v) sold, exchanged or otherwise disposed of any of its assets or rights, other than the license or sale of its software products in the ordinary course of business.

         Section 4.12 Title to Property. Borrower owns its property and assets free and clear of all Liens, except for Permitted Liens. With respect to the property it leases, Borrower is in compliance with the material provisions of all such leases and will hold a valid leasehold interest free of any material Liens.

         Section 4.13 Employee Benefit Plans.

                  (a) Part 4.13 of the Disclosure Schedule sets forth all employee benefit plans, as defined in Section 3(3) of ERISA, that are sponsored or contributed to by Borrower covering employees or former employees of it (collectively, "Employee Benefit Plans") and all material benefit arrangements that are not Employee Benefit Plans, including each arrangement providing for insurance coverage, workers' compensation benefits, incentive bonuses, deferred bonus arrangements and equity compensation plans maintained by Borrower covering employees or former employees (collectively, "Benefit Arrangements").

                  (b) Borrower does not sponsor, maintain or contribute to, or within the five (5) years prior to the Closing Date, has not sponsored, maintained or contributed to, and does not have an obligation to sponsor, maintain or contribute to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA. No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt "prohibited transaction" (as defined in ERISA or the Code) and Borrower has not incurred any liability for taxes under Code Sections 4971, 4972, 4975, 4976, 4977, 4979, 4980 or 4980B, or for penalties under ERISA Section 502(c)(i) or
(1), with respect to any Employee Benefit Plan. No officer, director or employee of Borrower has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan. There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Benefit Plan. Each Employee Benefit Plan and Benefit Arrangement has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with its terms and all Applicable Laws.

                  (c) With respect to each Employee Benefit Plan and each Benefit Arrangement, other than ordinary claims for benefits pursuant to the terms of any Employee Benefit Plan or any Benefit Arrangement, there is no claim pending or, to the best knowledge of Borrower, threatened, against or involving any Employment Benefit Plan or any Benefit Arrangement by any Person or any Governmental Authority.

         Section 4.14 Absence of Material Adverse Change. Since October 31, 2000, other than as disclosed in the Part 4.14 of the Disclosure Schedule hereto, there has not occurred any event or condition of any character which could result in a Material Adverse Change involving Borrower.

         Section 4.15 Tax Returns and Payment. Except as set forth in Part 4.15 of the Disclosure Schedule (i) Borrower has filed all tax returns and reports as required by Applicable Law, (ii) those returns and reports are true and complete in all material respects, and (iii) Borrower has paid all taxes and other assessments due prior to the time penalties would have accrued thereon. The provision for taxes of Borrower reflected on its most recent financial statements is adequate for taxes due or accrued as of the date thereof.

         Section 4.16 Minute Books. The minute books of Borrower provided to the Lenders for review, together with the certified resolutions delivered on the Closing Date, contain an accurate and appropriate summary of all meetings of Borrower's Board of Directors, Committees and stockholders since the date of incorporation through the Closing Date and reflect all transactions referred to in such minutes accurately in all material respects.

         Section 4.17 Labor Agreements and Actions. Borrower is not bound by or subject to (and none of its assets will be bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested in writing or, to the best knowledge of Borrower, sought to represent any of the employees of Borrower. There is no strike or other labor dispute involving Borrower pending, or, to the best knowledge of Borrower, threatened, which could have a Material Adverse Effect. Prior to the Closing Date, Borrower has not made any material change in any compensation arrangements or agreements with any employees that would substantially increase aggregate salary and employee expenses beyond amounts reflected in the Financial Statements. Borrower is not a party to any employment agreement or any agreement with any consultant or adviser performing services for Borrower, except for the agreements listed in Part 4.17 of the Disclosure Schedule. Borrower is not aware that any officer or key employee (other than the Selling Shareholder), or that any group of key employees, intends to terminate their employment with Borrower, nor does Borrower have a present intention to terminate the employment of any of the foregoing.

         Section 4.18 Status Under Certain Statutes. Borrower is not subject to regulation under the Investment Company Act of 1940, as amended, or any other statute, law, rule or regulation that limits the ability of Borrower to incur indebtedness.

         Section 4.19 Absence of Defaults. No Default or Event of Default exists as of the Closing Date.

         Section 4.20 Margin Regulations. No part of the proceeds of the Loan will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock within the meaning of the Margin Regulations or for the purpose of buying, carrying or trading in any securities under such circumstances as to involve Borrower or any broker or dealer in a violation of the Margin Regulations. Margin Stock does not constitute more than ten percent (10%) of the value of the assets of Borrower on the Closing Date and Borrower does not have any present intention that Margin Stock will constitute more than ten percent (10%) of the value of such assets at any time while the Loan is outstanding.


                                   ARTICLE V.

                        AFFIRMATIVE COVENANTS OF BORROWER

         Borrower covenants and agrees that, so long as any Obligations shall remain unpaid, Borrower shall perform all of the following:

         Section 5.1 Financial Statements and Other Reports. Borrower shall deliver to PMF:

                  (a) As soon as available and in any event within ninety (90) days after the end of each fiscal year and within sixty (60) days after the end of each fiscal quarter of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries, if any, as of the end of such period and the related consolidated statements of operations and cash flow for such period, setting forth in each case in comparative form the figures for the previous fiscal year or quarter and comparison to budget, and, in the case of the fiscal year end, accompanied by an audit report thereon of independent public accountants of nationally recognized standing reasonably satisfactory to PMF;

                  (b) As soon as available and in any event within thirty (30) days after the end of each month, internal financial statements reasonably acceptable to PMF. These statements must show reasonable estimates of gross revenue, expenses, and current assets and liabilities;

                  (c) Simultaneously with the delivery of each set of financial statements referred to in Sections 5.1 (a) and (b) above, a certificate of the Chief Executive Officer and the Chief Financial Officer of Borrower stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then-exists, setting forth the material details thereof and the action which Borrower is taking or proposes to take with respect thereto;

                  (d) By the forty-fifth (45th) day of each fiscal year, Borrower shall deliver to PMF a comprehensive business plan for such fiscal year approved by its Board of Directors, in such form and addressing such matters as may be reasonably requested by PMF, including projected balance sheets, statements of operations and statements of cash flow for such fiscal year and each calendar quarter thereof and a comparison and explanation of the results of the preceding fiscal year to the projections contained in the business plan for such fiscal year;

                  (e) Within five (5) days after any officer of Borrower obtains knowledge of any Default or Event of Default, a certificate of the Chief Executive

Officer and the Chief Financial Officer of Borrower setting forth the material details thereof and the action which Borrower is taking or proposes to take with respect thereto;

                  (f) Promptly after the release thereof, copies of any press releases issued by Borrower;

                  (g) Within five (5) days after any executive Officer of Borrower obtains actual knowledge of the threat or commencement of any litigation, or any material development in any litigation, against Borrower, that includes allegations of damages in excess of One Hundred Thousand Dollars ($100,000) or that otherwise could have a Material Adverse Effect in Borrower's judgment, notice providing reasonable details about the threat or commencement of such litigation or providing reasonable details on such material development;

                  (h) Periodically, upon written request by any Lender, Small Business Administration Form 1031 and such other forms or information as such the Lender may from time to time request in writing to comply with Small Business Administration regulations or requests in writing;

                  (i) Within one hundred twenty (120) days after the end of each fiscal year of Borrower, and at such other times as a Lender may request in writing, a capitalization table describing: (v) all outstanding securities of Borrower; (w) all outstanding options, warrants, or other rights to purchase securities of Borrower; (x) the names of the owners thereof, (y) the type and amount of securities held by each such owner; and (z) such other information regarding the ownership of securities of Borrower as a Lender may reasonably request.

                  (j) From time to time such additional information regarding Borrower as any Lender may reasonably request. The Lenders acknowledge that the information received by them or their designee(s) pursuant to this Agreement may be confidential and is for the Lenders' use only. The Lenders will not use such confidential information in violation of the Securities Exchange Act of 1934, as amended, or other applicable securities laws, or reproduce, disclose or disseminate such information to any other person or entity (other than its officers, partners, employees or agents or other Lenders having a need to know the contents of such information, and its attorneys, provided such persons also agree in writing to keep such information confidential), except in connection with the exercise of rights or remedies under this Agreement, the Investors' Rights Agreement or any other agreement referred to herein, unless the Company has made such information available to the public generally or, if the Lender gives the Company written notice at least twenty (20) days prior to disclosure (or such shorter notice that may be reasonable in the circumstances), the Lender is required to disclose such information by a governmental body.

         Section 5.2 Annual Budget and Milestone Goals. By the sixtieth
(60th)day of each fiscal year, Borrower shall deliver to PMF a budget for such fiscal year, which will reflect the following order of priority: (i) first, compliance with the terms of this Agreement and the other Loan Documents, and
(ii) second, such other goals as Borrower may desire to pursue.

         Section 5.3 Maintenance of Existence, Etc. Until such time as the Obligations have been fully-performed, Borrower will preserve and keep in full force and effect its corporate existence and any rights and franchises material to its business.

         Section 5.4 Maintenance of Properties. Borrower shall maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted), all of the assets or properties useful or reasonably necessary to its business, and from time to time Borrower shall make or cause to be made all appropriate repairs, renewals and replacements thereto.

         Section 5.5 Complete Information. All data, certificates, reports, statements, documents and other information furnished to Lender in connection with this Agreement or the other Loan Documents shall be subject to the assumptions and qualifications stated therein and, at the time such information is so furnished, not contain any untrue statement of a material fact, shall be complete and correct in all material respects to the extent necessary to give Lender sufficient and accurate knowledge of the subject matter thereof, and shall not omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such information is furnished.

         Section 5.6 Inspection. Upon reasonable written notice at least one (1) Business Day in advance, Borrower shall permit any Lender, any holder of a Note or a Warrant and one or more representatives of the SBA, at such reasonable times (during normal business hours) as may be requested by any Lender in writing, to examine Borrower's books of account and records, to inspect Borrower's properties and to discuss Borrower's business, affairs, finances and accounts with its officers, auditors and investment bankers. If an Event of Default shall have occurred and be continuing, Borrower shall reimburse the Lenders for their reasonable out-of-pocket expenses incurred in connection with an inspection under this Section 5.6. Otherwise, any such inspection shall be at the expense of the Lenders.

         Section 5.7 Communications with Accountants. Borrower will at all times permit the Lenders to communicate with Borrower's accountant as contemplated by
Section 3.1(o). If for any reason the letter provided to the Lenders pursuant to
Section 3.1 (o) expires or if Borrower engages new accountants, Borrower will provide such new accountants with written instructions (similar to those provided in Section 3.1(o)) that, upon written request of any Lender, they are directed to communicate with the Lenders directly.

Section 5.8 Governmental Approvals. Borrower will at all times obtain and keep in full force and effect all Governmental Approvals that are necessary for the ownership, maintenance and operation of its properties and conduct of its business as now conducted and proposed to be conducted, and shall at all times operate and comply with such Governmental Approvals.


                                  ARTICLE VI.

                         NEGATIVE COVENANTS OF BORROWER

         Section 6.1 Liens. Borrower shall not, directly or indirectly (or permit any Subsidiary, if any, to), create, incur, assume or permit to exist any Lien on or with respect to any of its assets or properties, except the following ("Permitted Liens"):

                  (a) Liens securing the Obligations;

                  (b) Liens securing Borrower's Secured Debt to the extent permitted by Section 6.2(d) hereof;

                  (c) Liens securing Sellers' Notes to the extent permitted by
Section 6.2(e) hereof;

                  (d) Existing Liens as of the Closing Date which are disclosed in Section 6.1 of the Disclosure Schedule;

                  (e) Liens securing purchase money indebtedness and capitalized lease obligations; provided that such liens affect only the assets acquired with such purchase money indebtedness or capitalized lease obligations; and provided further that the aggregate amount of Indebtedness secured by such liens at any time shall not exceed seventy five thousand dollars ($75,000);

                  (f) Liens securing FCCS Indebtedness;

                  (g) Liens for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

                  (h) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens (other than any Lien imposed under ERISA) imposed by Applicable Law and created in the ordinary course of business and Liens on deposits made to obtain the release of such Liens if (i) the underlying obligations are not overdue for a period of more than sixty (60) days or (ii) such Liens are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

                  (i) Liens (other than any Lien imposed under ERISA) incurred on deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits, statutory obligations and other similar obligations;

                  (j) Easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of Borrower and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to Borrower;

                  (k) Building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions, and any amendments thereto, now or at any time hereafter adopted by any Governmental Authority having jurisdiction;

                  (l) Any attachment or judgment Lien unless it constitutes an Event of Default;

                  (m) Other Liens incidental to the conduct of the business or the ownership of the assets or property of Borrower which were not incurred in connection with borrowed money and which do not in the aggregate materially detract from the value of the assets or property or materially impair the use thereof in the operation of the Borrower's business and which, in any event, do not secure obligations aggregating in excess of Twenty-Five Thousand Dollars ($25,000).

         Section 6.2 Indebtedness. Borrower shall not, directly or indirectly, incur, create, issue, assume or guarantee any Indebtedness except:

                  (a) The Obligations;

                  (b) FCCS Indebtedness;

                  (c) Purchase money indebtedness and capitalized lease obligations; provided that the aggregate amount of such Indebtedness shall not exceed seventy five thousand dollars ($75,000);

                  (d) Secured indebtedness ("Borrower's Secured Debt") in the aggregate amount of not more than Fifteen Million Dollars ($15,000,000), ranking subordinate to or pari passu with Borrower's Obligations to Lenders hereunder, provided that no Default or Event of Default has occurred and is continuing at the time of the incurring of such indebtedness and provided that (1) the ratio of the sum of Founders' Notes (as defined in Section 1.1 hereof), Sellers' Notes (as defined in Section 1.1 hereof) and Notes (as defined in Section 1.1 hereof and together with Founders' Notes and Sellers' Notes, the "Total Notes"), to Borrower's trailing four quarters of EBITDA is not greater than 4.25:1.00 as of the end of the first quarter of 2001, and 4.00:1.00 as of the end of each fiscal quarter thereafter;
(2) the ratio of the sum of the Total Notes and Borrower's Secured Debt to Borrower's trailing four quarters of EBITDA is not greater than 5.0:1:0; (3) the ratio of the sum of the Total Notes and Borrower's Secured Debt to Borrower's four quarters of projected EBITDA is not greater than 3.0:1.00; and (4) the historical and projected four quarters Debt Service Coverage Ratio is not less than 1.25:1.00.

                  (e) Indebtedness evidenced by Sellers' Notes, provided that such Sellers' Notes together with any security interest, lien or other encumbrance securing payment thereof, shall be subordinate to Lenders' rights under this Agreement, Notes, Loan Documents and Collateral Documents, except as set forth in Part 6.2(e) of the Disclosure Schedule.

                  (f) Trade indebtedness incurred in the ordinary course of Borrower's business; provided that at the time of incurrence of such trade indebtedness, Borrower is not delinquent in the repayment of a material amount of any previously-incurred trade indebtedness.

         Section 6.3 Current Ratio. Borrower shall not permit the ratio of its Current Assets to Current Liabilities to be less than (i) .25:1.00 at any time during the period commencing on the Closing Date and ending on March 31, 2001; and (ii) .5:1.00 for the period commencing on April 1, 2001 and ending on September 30, 2001; and (iii) .75:1.00 for the period commencing on October 1, 2001 and ending on December 31, 2002, and (iv) 1.25:1.00 for the period commencing on January 1, 2003 and at all times thereafter.

         Section 6.4 Fundamental Changes. Except with the consent of the Lenders (which shall not be unreasonably withheld, delayed or conditioned), Borrower shall not voluntarily liquidate or dissolve, or (whether in a single transaction or a series of transactions) consolidate or merge with any other Person, or permit any other Person to consolidate or merge with it, or sell, lease, transfer or otherwise dispose of all or substantially all of any of its properties or assets (whether now owned or hereafter acquired) to any other Person; provided, however, that so long as no Default has occurred and is continuing or would occur after giving effect to the foregoing, the Borrower or its Subsidiaries may purchase all or substantially all of the assets of any Person, or acquire such Person by merger, if prior to any such transaction, the Borrower shall have delivered to PMF a certificate confirming that the Borrower is, and after giving effect to the acquisition will be, in compliance on a pro forma basis with all of the covenants set forth herein.

         Section 6.5 Nature of Business. Except with the consent of the Lenders (which shall not be unreasonably withheld, delayed or conditioned), Borrower shall not, directly or indirectly (or permit any Subsidiary, if any, to), engage in any line of business in which it is not currently engaged or otherwise alter its manner of conducting business from that existing as of the Closing Date, except that Borrower may engage in activities that are ancillary, incidental or necessary to its ongoing business as presently conducted. For the avoidance of doubt, it is understood that Borrower is currently in the business of providing practice development and Internet marketing services to the elective surgery market and owns or operates elective surgery centers.

         Section 6.6 Capital Expenditures. Except with the consent of the Lenders (which shall not be unreasonably withheld, delayed or conditioned), Borrower shall not permit Capital Expenditures for any fiscal year to exceed one hundred thousand dollars ($100,000).

         Section 6.7 Investments. Except as set forth in Part 6.6 of the Disclosure Schedule, Borrower shall not, directly or indirectly (or permit any Subsidiary, if any) to make any advances or loans to, or other investments in, any other Person other than:

                  (a) Ordinary advances for travel expenses;

                  (b) Advances in payment of salaries already earned;

                  (c) Deposits in commercial banks to which a Deposit Notice has been received and acknowledged; and

                  (d) Loans to employees made in the ordinary course of business and not exceeding Fifty Thousand Dollars ($50,000) in the aggregate at any time.

         Without limiting the foregoing, Borrower shall not make loans or other advances to any of its Shareholders or to any Affiliates or relatives of its Shareholders.

         Section 6.8 Redemption. Borrower shall not purchase, redeem or retire any stock or equity security in Borrower, whether now or hereafter outstanding, or pay, directly or indirectly, any dividends or distributions to its Shareholders (or Affiliates thereof) in the form of cash, stock or other securities, or other property other than stock dividends, provided that if no Default or Event of Default has occurred and is continuing (or will occur after giving effect thereto), Borrower may redeem stock (1) as permitted in the Amended and Restated Articles of Incorporation and (2) pursuant to the repurchase of any Common Stock from employees or consultants of the Borrower with respect to any stock option plan of Borrower prior to the complete vesting of such an employee's or consultant's right to own such stock under such stock option plan.

         Section 6.9 Amendments of Charter and Bylaws. Borrower will not amend its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws in any way with respect to authorized capital, the Board of Directors or authorization of corporate action or in any other respect that could have an adverse effect on any

Lender or the ability of Borrower to meet its obligations under the Loan Documents, without obtaining the prior written consent of the Lenders, which consent shall not be unreasonably withheld, delayed or conditioned.

         Section 6.10 Transactions with Affiliates. Except as set forth in Part
6.9 of the Disclosure Schedule, Borrower, its officers, directors or employees shall not, directly or indirectly, engage in any material transactions with any Affiliate or any relatives of any Affiliate.

         Section 6.11 Employment Contracts and Expenses. Other than with respect to senior management pursuant to Section 6.11 below, Borrower shall not, directly or indirectly, enter into any employment contract with any officer or employee involving payment in any fiscal year of more than Two Hundred Fifty Thousand Dollars ($250,000).

         Section 6.12 Management Compensation. Borrower shall not, directly or indirectly, provide any of its senior managers with an aggregate compensation in excess of: (i) a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per year; (ii) if no Default or Event of Default has occurred and is continuing, a bonus not to exceed 100% of base salary per year; and (iii) health insurance and other fringe benefits, to the extent that they are made available to Borrower's employees generally. Any bonus to be paid pursuant to Clause 6.12(ii) shall be approved by the Chairman of the Compensation Committee of Borrower's Board of Directors, which chairman shall be an "independent" director.

         Section 6.13 Employee Benefit Plans. Except as set forth in part 6.12 of the Disclosure Schedule, Borrower will not sponsor or contribute to any new Employee Benefit Plan, make any change to any existing Employee Benefit Plan that would increase its obligations in any material respect or incur any obligations in respect of any Multiemployer Plan.

         Section 6.14 Accounting Principles. Borrower will not make any material change in the accounting principles underlying the Financial Statements, except for changes mandated by GAAP or applicable federal or state securities laws.

         Section 6.15 Subsidiaries. Except in connection with the FCCS Loan, Borrower will not create or acquire any new Subsidiaries, transfer any assets to any Subsidiary except if:

                  (a) Borrower provides the Lenders with at least forty five
(45) days prior written notice of its intent to acquire or form such a Subsidiary;

                  (b) All of the capital stock of the Subsidiary is pledged to the Lenders to secure the Obligations pursuant to a pledge agreement in form and substance acceptable to Lender;

                  (c) The Subsidiary guarantees the obligations pursuant to a guaranty agreement and provides a lien on all of the Subsidiary's assets pursuant to a security agreement (and corresponding copyright, patent and trademark security agreements) to secure the guaranty, in each case pursuant to documentation in form and substance acceptable to the Lenders;

                  (d) The Subsidiary provides (1) financing statements naming the Subsidiary as "debtor" in relevant jurisdictions and (2) other documentation as may be requested by Lenders in connection with the transactions contemplated by this Section 6.14; and

                  (e) At the time of the acquisition or formation of such Subsidiary, no Event of Default or Default has occurred and is continuing.

In addition, if at any time Borrower's revenues are less than seventy percent (70%) of the consolidated revenues of Borrower and its subsidiaries, Borrower shall execute and cause each of its subsidiaries to execute, security and co-borrower agreements and instruments, in substantially the same form as this Agreement and the Loan Documents, which, among other things, grants the Lenders a lien and security interest in all of the assets of Borrower's subsidiaries as security for the Loan.


                                  ARTICLE VII.

                                EVENTS OF DEFAULT

         Section 7.1 Events of Default. The occurrence of any one or more of the following shall constitute an event of default (an "Event of Default"):

                  (a) Borrower shall fail to pay when due any principal (whether at stated maturity, upon acceleration, upon demand, upon required prepayment or otherwise payable) payable hereunder or under the Loan Documents; or

                  (b) Borrower shall fail to pay within five (5) Business Days of when due, interest payable hereunder or under the other Loan Documents, or

                  (c) Borrower shall fail to pay within fifteen (15) days after written notice any fees, costs, expenses or other amounts payable hereunder or the other Loan Documents; or

                  (d) Borrower (i) shall default in the payment, beyond any period of grace provided therefor, of any principal or interest on any indebtedness in an amount exceeding one hundred thousand dollars ($100,000), or
(ii) shall commit any breach of or default under any other term of any agreement, indenture or instrument relating to any indebtedness in an amount exceeding fifty thousand dollars ($50,000), if the effect of such breach or default is to cause, or to permit the holder or holders of such indebtedness (or a Person on behalf of such holder or holders) to cause (upon the giving of notice or the lapse of time or both, or otherwise), any such indebtedness to become or be declared due and payable prior to its stated maturity (or to be, or become required to be, purchased or redeemed prior to its stated maturity) or to cause, or to permit the holder or holders thereof to cause, Borrower to be deprived of any of Borrower's assets or property, unless such default is waived by PMF (which waiver shall not be unreasonably withheld, delayed or conditioned); or

                  (e) Borrower shall fail to perform, comply with or observe any agreement or obligation to be performed or complied with by it pursuant to
Section 2.1(c), Section 5.1(e), Section 5.5 or any Section of Article VI hereof; provided that, in the case of any failure to comply with Section 6.3 (Current Ratio) hereof, such failure shall not have been remedied within sixty (60) days after written notice thereof from a Lender; or

                  (f) Any representation or warranty or certification made or furnished by Borrower under this Agreement, the other Loan Documents or any agreement, instrument or document contemplated thereby shall prove to have been false or incorrect in any material respect when made (or deemed made); or

                  (g) Borrower shall fail to perform, comply with or observe any agreement or obligation to be performed or complied with by it under this Agreement (other than those provisions referred to in Sections 7.1(a), (b), (c), and (e) above) or any other Loan Document, and such failure shall not have been remedied within thirty (30) days after written notice thereof from a Lender to the Borrower or after the Borrower otherwise becomes aware of such failure; or

                  (h) The Lien of the Lenders on the Collateral shall for any reason fail to constitute a perfected security interest thereon, prior to all other Liens, except only the Lien securing the FCCS Loan, or Borrower (or its counsel) makes an assertion that any Lender's Lien does not constitute such a security interest; or

                  (i) There shall be commenced against Borrower an involuntary case seeking the liquidation or reorganization of Borrower under Chapter 7, 11 or 13, respectively, of the Bankruptcy Code or any similar proceeding under any other Applicable Law or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers of Borrower or to take possession of all or a substantial portion of its property or assets or to operate all or a substantial portion of its business, and any of the following events occur: (i) Borrower consents in writing to the institution of the involuntary case or proceeding;
(ii) the petition commencing the involuntary case or proceeding is not timely controverted, (iii) the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of sixty (60) days, or (iv) an order for relief shall have been issued or entered therein; or

                  (j) Borrower shall commence a voluntary case seeking liquidation or reorganization under Chapter 7, 11 or 13, respectively, of the Bankruptcy Code or any similar proceeding under any other Applicable Law, or shall consent in writing thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent or acquire to the appointment of, a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers of Borrower or to take possession of all or a substantial portion of its property or assets or to operate all or a substantial portion of its business; or

                  (k) Borrower shall suffer any money judgments, writs or warrants of attachment or similar processes that shall continue unsatisfied and unstayed for a period of thirty (30) days or, in any event, within ten (10) days of the date of any proposed sale thereunder, or a judgment creditor shall obtain possession of any of the property or assets of Borrower having an aggregate value exceeding One Hundred Thousand Dollars ($100,000) by any means, including by levy, distraint, replevin or self-help, unless waived by PMF (which waiver shall not be unreasonably withheld, delayed or conditioned);

                  (l) Borrower shall fail within thirty (30) days of the Closing Date (1) to provide Lender with that certain legal opinion (the "IP Opinion") pursuant to the final paragraph of Opinion of Counsel delivered by Stradling Yocca Carlson & Rauth, a Professional Corporation, pursuant to Section 3.1(i) hereof, with respect to the attachment and perfection of PMF's security interest in Borrower's collateral as described in the Copyright Security Agreement and the Patent and Trademark Security Agreement or (2) to provide a favorable IP Opinion with respect to the attachment and perfection of such security interests.

                  (m) Any of the Loan Documents, or any material provisions in any of them, shall cease to be in full force and effect as against Borrower for any reason other than a release or termination thereof upon the full payment and satisfaction of the Obligations thereunder pursuant to its terms, or Borrower shall contest or purport to repudiate or disavow any of its obligations thereunder or the validity or enforceability thereof.

         Section 7.2 Remedies. Upon the occurrence of an Event of Default, any Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which is authorized by Borrower:

                  (a) Declare all Obligations, whether evidenced by this Agreement, the Note or any of the other Loan Documents, immediately due and payable; provided however that all Obligations shall be immediately due and payable without notice or demand upon an Event of Default under Section 7.1(i) or Section 7.1(j) hereof caused by an insolvency proceeding involving Borrower;

                  (b) Without notice to or demand upon Borrower, make such payments and do such acts as such Lender considers necessary or reasonable to protect its Lien in the Collateral. Borrower agrees subject to the rights of any holder of FCCS Loan to assemble the Collateral if such Lender so requires in writing, and to make the Collateral available to such Lender at such location within California as such Lender may designate in writing. Borrower authorizes such Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any Lien which in the reasonable opinion of such Lender appears to be prior or superior to its Lien and to pay all reasonable expenses incurred in connection therewith; and

                  (c) Exercise such Lender's rights and remedies under the Collateral Documents.

         Section 7.3 Cumulative Remedies. Each Lenders rights and remedies under this Agreement, Loan Documents and all other agreements with Borrower shall be cumulative. Such Lender shall have all other rights and remedies not inconsistent herewith as provided under the California Uniform Commercial Code, by law or in equity. No exercise by a Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by any Lender shall constitute a waiver, election or acquiescence by it.

         Section 7.4 Appointment of PMF as Lenders' Agent.

         The parties hereto acknowledge that the Lenders have appointed PMF as its Agent pursuant to that certain Intercreditor Agreement of even date herewith. Subject to the terms and conditions of such agreement, PMF is authorized to exercise the rights granted the Lenders hereby on behalf of such Lenders. The parties agree that Borrower may rely on any waiver, approval or consent granted by PMF.


                                 ARTICLE VIII.

                                  MISCELLANEOUS

         Section 8.1 Expenses. Borrower agrees to pay on written demand therefor all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by the Lenders in any workout, restructuring or similar arrangements requested by Borrower or after an Event of Default in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any of the other Loan Documents or of its rights hereunder or thereunder or in connection with any foreclosure, collection or bankruptcy proceedings.

         Section 8.2 Indemnification.

                  (a) Borrower agrees to indemnify, defend and hold harmless each of the Lenders and their officers, directors, employees, agents, attorneys and Affiliates of the Lenders (collectively, the "Indemnities") from and against
(A) all transfer taxes, documentary taxes, assessments or charges made by any Governmental

Authority by reason of the execution and delivery of this Agreement and the other Loan Documents or the making of the Loan, and (B) all liabilities, losses, damages, penalties, judgments, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by or asserted against such Indemnitee, in any manner directly or proximately relating to or arising out of this Agreement or any other Loan Document, the Loan made hereunder or the use or intended use of the proceeds of the Loan; provided that no Indemnitee shall have the right to be indemnified or held harmless hereunder for any liabilities, losses, damages, penalties, judgments, claims, costs or expenses which are a direct result of its own gross negligence or willful misconduct.

                  (b) The obligations of Borrower under this Section 8.2 shall survive the termination of this Agreement and the discharge of Borrower's other obligations hereunder.

         Section 8.3 Amendments and Other Modifications. No amendment of any provision of this Agreement (including a waiver thereof or consent relating thereto) shall be effective unless the same shall be in writing and signed by the Lenders and Borrower. Any waiver or consent relating to any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar circumstances.

         Section 8.4 Notices.

                  (a) All notices and other communications under this Agreement shall be in writing and (except for financial statements, other related informational documents and routine communications, which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by courier, by overnight, registered or certified mail (postage prepaid), or by telefax or telegram and shall be deemed to be given when received by the intended recipient thereof, or, if the address of the recipient is unknown, five
(5) Business Days after such notice is mailed by United States certified mail (postage prepaid) to the last known address of the intended recipient. Unless otherwise specified in a notice given in accordance with this Section 8.4, notices and other communications shall be given to the parties hereto at their respective addresses (or to their respective telephone or telefax numbers) indicated on the signature page hereof.

                  (b) Borrower shall notify each Lender in a writing substantially in the form of Borrower's Certificate of the names of its officers authorized to execute certificates and agreements deliverable hereunder on behalf of Borrower, and shall provide each Lender with a specimen signature of each such officer. The Lenders shall be entitled to rely conclusively on such officers' authority to request the Loan on behalf of Borrower and on such officers' authority to execute and deliver such certificates and agreements until Lender receives written notice to the contrary. The Lenders shall have no duty to verify the authenticity of any signature appearing on any notice, certificate or agreement delivered hereunder, including, without limitation, the Borrower's Certificate.

         Section 8.5 Successors and Assigns. This Agreement shall be binding upon and, subject to the next sentence, inure to the benefit of the parties hereto and their respective successors and assigns, subject to applicable state and federal securities laws. Borrower may not assign or transfer any interest hereunder without the prior written consent of the Lenders. Each Lender may assign or transfer all or any portion of its rights and obligations under this Agreement and the other Loan Documents to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise (and each Lender shall be released from obligations assumed by such Person). Notwithstanding the foregoing sentence: (i) Lender may not assign or transfer any portion of its rights under the Loan having a principal balance of less than One Hundred Thousand Dollars ($100,000); and (ii) a Lender may not assign its rights to appoint a member of Borrower's Board of Directors.

         Section 8.6 Set Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Lenders are hereby irrevocably authorized by Borrower at any time or from time to time, without notice to Borrower, any such notice being hereby expressly waived, to set off and to appropriate and to apply any credits, indebtedness or claims, in each case whether direct or indirect or contingent or matured or unmatured, at any time held or owing by the Lenders to or for the credit or the account of Borrower, against and on account of the Obligations of Borrower to the Lenders under this Agreement and the other Loan Documents, irrespective of whether or not the Lenders shall have made any demand for payment and although such Obligations may be contingent and unmatured.

         Section 8.7 Survival of Agreements, Representations and Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan hereunder and the execution and delivery of the other Loan Documents and, except as otherwise expressly provided herein, shall continue until repayment and performance of all Obligations, and any investigation at any time made by or on behalf of Lender shall not diminish the right of Lender to rely thereon.

         Section 8.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and ail of which counterparts, taken together, shall constitute but one and the same agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

         Section 8.9 Complete Agreement. This Agreement, together with the Exhibits and Schedules to this Agreement and the other Loan Documents, is intended by the parties as a final expression of their agreement regarding the subject matter hereof and is intended as a complete statement of the terms and conditions of such agreement.

         Section 8.10 Limitation of Liability. No claim may be made by Borrower against Lender or any of its Affiliates, officers, directors, employees, agents or attorneys for any special, indirect, consequential or punitive damages in respect of any breach or wrongful conduct (whether the claim is based on contract or tort or duty imposed by law) arising out of or related to the transactions contemplated by this Agreement or the other Loan Documents or any act, omission or event occurring in connection therewith. Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. The foregoing provisions of this Section 8.10 are not intended to preclude Borrower from bringing a legal action against Lender for Borrower's direct, actual damages.

         Section 8.11 Waiver of Trial by Jury. THE BORROWER AND THE LENDER WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

         Section 8.12 Venue. The parties hereby submit to the exclusive jurisdiction of the Superior Court of the State of California, sitting in San Francisco, California, or the United States District Court for the Northern District of California for the adjudication of all disputes relating to this Agreement or any of the other Loan Documents.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.



         Borrower:


         THE PLASTIC SURGERY COMPANY


         a Georgia corporation


         By:     /s/ Dennis Condon
                 --------------------------
         Name:   Dennis Condon
                 --------------------------
         Title:  President & CEO
                 --------------------------


         Borrower's principal office:

         509 E. Montecita Street, 2nd Floor
         Santa Barbara, California 93103
         Telephone:  (805) 963-0400
         Telefax:  (805) 965-8230
         Attention:  Dennis Condon

         Lenders:

         PACIFIC MEZZANINE FUND, L.P.,
         a California limited partnership

         By: Pacific Private Capital, its General Partner


         By:     /s/ Nathan W. Bell
                 --------------------------
         Name:   Nathan W. Bell
                 --------------------------
         Title:  General Partner
                 --------------------------

         Lender's principal office:

         2200 Powell Street, Suite 1250
         Emeryville, California 94608
         Attention: Brad Winegar
         Telephone: (510) 595-9800
         Telefax: (510) 595-9801

                       [SIGNATURE PAGE TO LOAN AGREEMENT]

The following exhibits to the Loan Agreement have been omitted. The Company will furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

o        EXHIBIT A:  Form of Note

o        EXHIBIT B:  Form of Security Agreement

o        EXHIBIT C:  Form of Warrant

o        EXHIBIT D:  Form of Borrower's Certificate

o        EXHIBIT E:  Form of Copyright Security Agreement

o        EXHIBIT F:  Form of Patent and Trademark Security Agreement

o        EXHIBIT G:  Form of Pledge and Security Agreement

o        EXHIBIT H:  Form of Subordination Agreement

o        EXHIBIT I:  Form of Guarantee Agreement

o        EXHIBIT J:  Legal Opinion

o        EXHIBIT K:  Description of Founders' Notes